Exhibit 3.1

ARTICLES OF INCORPORATION
OF
COLLEGIUM PHARMACEUTICAL, INC.

I.

The name of this corporation is Collegium Pharmaceutical, Inc. (the “Corporation”).

II.

The Corporation’s registered office is physically located in the City of Richmond at the following address:  Bank of America Center, 16th Floor, 1111 East Main Street, Richmond, Virginia 23219.  The Corporation’s registered agent maintains a business office at the address of the Corporation’s registered office.  The name of the Corporation’s registered agent is Corporation Service Company, a Delaware stock corporation authorized to transact business in the Commonwealth of Virginia.

III.

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time (the “VSCA”).

IV.

A.            Authorized Classes of Stock.  The total number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred Twenty-Six Million Four Hundred Eighty-One Thousand (126,481,000) shares, Seventy-Two Million (72,000,000) shares of which shall be Common Stock (the “Common Stock”) and Fifty-Four Million Four Hundred Eighty-One Thousand (54,481,000) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share.

B.            Common Stock.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held, may act by written consent in lieu of shareholders’ meetings in accordance with Article IX, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation.  The number of authorized shares of Common Stock, and the number of authorized shares of any series of Common Stock, may be increased or decreased (but not below the number of shares of Common Stock, or the number of shares of such series of Common Stock, as the case may be, then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis), subject to Section 3 of Part D of this Article IV.

C.            Designation of Preferred Stock.  Eight Million Six Hundred Fifty-Eight Thousand Three Hundred Forty-Four (8,658,344) of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Preferred Stock” (“Series C Preferred Stock”); Twenty-Seven Million Three Hundred Twenty-Four Thousand Two Hundred Thirty-Seven (27,324,237) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (“Series B Preferred Stock”); and Eighteen Million Four Hundred Ninety-Eight Thousand Four Hundred Nineteen (18,498,419) of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Preferred Stock” (“Series A Preferred Stock”).

D.            Preferred Stock.  The Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part D of this Article IV refer to sections and subsections of Part D of this Article IV.

1.                                      Dividends.

1.1          From and after the date of the issuance of any shares of Series C Preferred Stock, dividends at the rate per annum of $.1109 per share shall accrue on such shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) (the “Series C Accruing Dividends”).  Series C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.  The Corporation shall not declare, pay or set aside any dividends on shares of Series B Preferred Stock, Series A Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series C Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Subsection 1.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend.  The “Series C Original

Issue Price” shall mean $1.386 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

1.2          From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of $.0672 per share shall accrue on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Series B Accruing Dividends”).  Series B Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.  The Corporation shall not declare, pay or set aside any dividends on shares of Series A Preferred Stock or Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series B Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Subsection 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.  The “Series B Original Issue Price” shall mean $0.84 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

1.3          From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of $.0546 per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Series A Accruing Dividends,” together with the Series B Accruing Dividends, as applicable, the “Accruing Dividends”). Series A Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Subsection 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.  The “Series A Original Issue Price” shall mean $1.2266 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

1.4          The Board of Directors of the Corporation (the “Board of Directors”) may fix a record date for the determination of holders of shares of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock entitled to receive payment of the Series C Accruing Dividends, Series B Accruing Dividends and the Series A Accruing Dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.  All accrued and unpaid dividends, if any, shall, to the extent funds are legally available therefor, be mandatorily paid upon the earlier to occur of (i) a liquidation, dissolution or winding up (including a Deemed Liquidation Event), or (ii) a conversion of shares of the Series A Preferred Stock (in the case of the Series A Preferred Stock), the Series B Preferred Stock (in the case of the Series B Preferred Stock) or the Series C Preferred Stock (in the case of the Series C Preferred Stock) pursuant to Section 4 or Section 5 (each, a “Mandatory Dividend Payment Date”).

1.5          On a Mandatory Dividend Payment Date, all accrued and unpaid dividends shall be paid, (i) in the case of a liquidation, dissolution or winding up that is not a Deemed Liquidation Event, in cash, (ii) in the case of an optional conversion pursuant to Section 4 or an automatic conversion pursuant to Section 5.1 below, in shares of Common Stock or in cash, at the option of the Board of Directors, and (iii) in the case of a Deemed Liquidation Event, in the same form of consideration received by the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, in such transaction.

1.5.1.            If dividends are to be paid in shares of Common Stock, the value of such shares shall be determined:

(a)           in the case of an optional conversion or in the case of an automatic conversion pursuant to Section 5.1(b) other than in connection with the Initial Public Offering, mutually by the Board of Directors, the holders of sixty-six percent (66%) of the shares of the Series A Preferred Stock, the holders of sixty-six percent (66%) of the shares of the Series B Preferred Stock, and the holders of sixty-six percent (66%) of the shares of the Series C Preferred Stock or, if the Board of Directors and the holders of such shares shall fail to agree, by an appraiser chosen mutually by the Board of Directors, the holders of sixty-six percent (66%) of the shares of the Series A Preferred Stock, the holders of sixty-six percent (66%) of the shares of the Series B Preferred Stock, and the holders of sixty-six percent (66%) of the shares of the Series C Preferred Stock (whose fee shall be split evenly between the Corporation, on the one hand, and the holders of such shares, on the other hand, unless, on the Mandatory Dividend Payment Date, the Corporation has accrued earnings equal to or greater than the unpaid dividends, in which case the Corporation shall pay the entire fee of the appraiser);

(b)           in the case of an automatic conversion in connection with the Initial Public Offering, by the midpoint of the most recent anticipated price range per share of the Common Stock to be offered in such Initial Public Offering as set forth in the registration statement providing such information or any amendment thereto.

1.5.2.            If dividends are to be paid in securities received in the Deemed Liquidation Event, the value of such securities shall be determined pursuant to Section 2.4.3 hereof.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Preferential Payments to Holders of Series C Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price, plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Preference Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2          Preferential Payments to Holders of Series B Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event and after payment in full of all amounts due to the holders of Series C Preferred Stock pursuant to Subsection 2.1, the holders of shares of Series B

Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to two (2) times the Series B Original Issue Price, plus any Series B Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B Preference Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3          Preferential Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event and after payment in full of all amounts due to the holders of Series C Preferred Stock pursuant to Subsection 2.1 and to holders of Series B Preferred Stock pursuant to Subsection 2.2, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to one (1) times the Series A Original Issue Price, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A Preference Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.3, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.4          Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its shareholders shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Articles of Incorporation immediately prior to such dissolution, liquidation or winding up or Deemed Liquidation Event of the Corporation.  The aggregate amount which a holder of a share of Series C Preferred Stock is entitled to receive under this Subsection 2.4 is hereinafter referred to as the “Series C Participation Amount” and together with the Series C Preference Amount referred to as the “Series C Liquidation Amount.” The aggregate amount which a holder of a share of Series B Preferred Stock is entitled to receive under this Subsection 2.4 is hereinafter referred to as the “Series B Participation Amount” and together with the Series B Preference Amount referred to as the “Series B Liquidation Amount.”  The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Subsection 2.4 is hereinafter referred to as the “Series A Participation Amount” and together with the Series A Preference Amount referred to as the “Series A Liquidation Amount.”

2.5          Deemed Liquidation Events.

2.5.1.           Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least sixty percent (60%) of the voting power of the outstanding shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, voting or consenting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”), elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a)           a merger or consolidation in which

(i)            the Corporation is a constituent party or

(ii)           a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b)           the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)           the sale or transfer by shareholders of this Corporation, in one transaction or a series of related transactions, of more than fifty percent (50%) of the outstanding voting power of this Corporation to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities) (a “Stock Sale”).

2.5.2.           Effecting a Deemed Liquidation Event.

(a)           The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3, and 2.4.

(b)           In the event of a Deemed Liquidation Event referred to in Subsection 2.5.1(a)(ii) or Subsection 2.5.1(b), if the Corporation does not effect a dissolution of the Corporation under the VSCA within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its shareholders, all to the extent permitted by Virginia law governing distributions to shareholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Preference Amount; and, if there are any Available Proceeds remaining after payment of the Series C Preference Amount to all holders of Series C Preferred Stock, redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Preference Amount; and, if there are any Available Proceeds remaining after payment of the Series B Preference Amount to all holders of Series B Preferred Stock, redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Preference Amount; and if there are any Available Proceeds remaining after payment of the Series A Preference Amount to holders of Series A Preferred Stock, the Corporation shall distribute, on a pari passu basis, to each holder of Series C Preferred Stock such holder’s pro rata share of the Series C Participation Amount, to each holder of Series B Preferred Stock such holder’s pro rata share of the Series B Participation Amount, to each holder of Series A Preferred Stock such holders pro rata share of the Series A Participation Amount and to each holder of Common Stock the amounts due to the holders of Common Stock pursuant to Subsection 2.4.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to pay the Series C Preference Amount to all outstanding shares of Series C Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  If after full payment of the Series C Preference Amount to the holders of Series C Preferred Stock pursuant to this Subsection 2.5.2(b), the remaining Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such remaining Available Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  If after full payment of the Series C Preference Amount and the Series B Preference Amount to the holders of Series C Preferred Stock and Series B Preferred Stock, respectively, pursuant to this Subsection 2.5.2(b), the remaining Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such remaining Available Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock pursuant to this Subsection 2.5.2(b).  Prior to the distribution or redemption provided for in this Subsection 2.5.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.5.3.            Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.5.4.            Allocation of Escrow.  In the event of a Deemed Liquidation Event pursuant to Section 2.5.1, if any portion of the consideration payable to the shareholders of the Corporation is placed in escrow and/or is payable to the shareholders of the Corporation subject to contingencies, the definitive transaction agreement relating to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1—2.4 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the shareholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this Corporation in accordance with Subsections 2.1—2.4 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Voting Rights.

3.1          General.  Certain voting rights of the holders of Common Stock are set forth in Part B of this Article IV.  On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Preferred Stock (a) shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter, (b) when voting on matters with the Common Stock, shall have voting rights and powers equal to the voting rights and powers of the Common Stock, (c) may act by written consent in accordance with Article IX in the same manner as the Common Stock and (d) shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation.  Except as otherwise provided herein or as required by law, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2          Election of Directors.  The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”); the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”); and the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors,” together with the Series B Director and Series C Director, the “Preferred Directors”).  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders.  If the holders of shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by shareholders of the Corporation other than by the shareholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.  The rights of the holders of the Series C Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than 500,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock).  The rights of the holders of the Series B Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than 2,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).  The rights of the holders of the Series A Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than 2,000,000 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock).

3.3          Preferred Stock Protective Provisions.  At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or these Articles of Incorporation) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1.            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

3.3.2.            amend, alter or repeal any provision of these Articles of Incorporation or the bylaws of the Corporation;

3.3.3.            create, or authorize the creation of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.4.            (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege;

3.3.5.            purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the original purchase price or (iv) as approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

3.3.6.            incurrence of indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000 in the aggregate, but excluding any indebtedness arising from equipment leases, venture debt or bank lines of credit or other loan facilities approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

3.3.7.            increase or decrease the authorized number of directors constituting the Board of Directors;

3.3.8.            increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

3.3.9.            issue shares of Common Stock, Preferred Stock or other securities of the Corporation (other than Common Stock, stock options and warrants issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors; provided, that any plan or agreement, including any increase of authorized shares under any plan or agreement existing prior to the Series C Original Issue Date (as defined below), approved by the Board of Directors after the Series C Original Issue Date must also include the approval of a majority of the Preferred Directors);

3.3.10.          make, or permit any subsidiary of the Corporation to make, any loan to or any investment in any joint venture, partnership or other entity in which the Corporation holds equity, other than a wholly owned subsidiary of the Corporation;

3.3.11.          the acquisition or sale by the Corporation of any person or assets if (i) the purchase price is more than $1,000,000 or (ii) the person and/or assets, as the case may be, are not related to the Corporation’s drug development program for a tamper-resistant, extended release oxycodone product utilizing its proprietary DETERx™ technology (the “Col-003 Drug Development Program”);

3.3.12.          materially change or materially deviate from the nature of the business engaged in by the Corporation; or

3.3.13.          enter into any agreement to do any action or effect any transaction requiring the consent of the Requisite Holders pursuant to this Subsection 3.3.

3.4          Series C Preferred Stock Series Voting Rights.  The Corporation shall not, either directly or indirectly (including pursuant to a merger or consolidation that is not a Deemed Liquidation Event or otherwise), amend, alter or repeal the preferences, special rights or other powers of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock, without the written consent or affirmative vote of the holders of not less than sixty-six percent (66%) of the then outstanding shares of Series C Preferred Stock (the “Series C Requisite Majority”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

3.5          Series B Preferred Stock Series Voting Rights.  The Corporation shall not, either directly or indirectly (including pursuant to a merger or consolidation that is not a Deemed Liquidation Event or otherwise), amend, alter or repeal the preferences, special rights or other powers of the Series B Preferred Stock so as to affect adversely the Series B Preferred Stock, without the written consent or affirmative vote of the holders of not less than sixty-six percent (66%) of the then outstanding shares of Series B Preferred Stock (the “Series B Requisite Majority”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

3.6          Series A Preferred Stock Series Voting Rights.  The Corporation shall not, either directly or indirectly (including pursuant to a merger or consolidation that is not a Deemed Liquidation Event or otherwise), amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of not less than sixty-six percent (66%) of the then outstanding shares of Series A Preferred Stock (the “Series A Requisite Majority”), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

3.7          Certain Transactions; Amendments.  Subject to any vote required by Subsection 3.3, the Corporation is authorized to take any of the following actions with the affirmative vote or written concurrence of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis):

3.7.1.            effect any sale, lease, exchange or other disposition of the Corporation’s assets covered by §13.1-724 of the VSCA;

3.7.2.            effect any merger, consolidation, any other Deemed Liquidation Event or share exchange covered by §13.1-718 of the VSCA; or

3.7.3.            amend, alter or repeal any provision of these Articles of Incorporation covered by §13.1-707 of the VSCA.

4.                                      Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1          Right to Convert.

4.1.1.           Conversion Ratio.

(a)           Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion.  The “Series C Conversion Price” shall initially be equal to $1.386.  Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)           Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion.  The “Series B Conversion Price” shall initially be equal to $0.84.  Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(c)           Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall initially be equal to $1.2266.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  The term “Conversion Price” shall mean the Series C Conversion Price, Series B Conversion Price or the Series A Conversion Price, as applicable.

4.1.2.           Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3          Mechanics of Conversion.

4.3.1.           Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2.           Reservation of Shares.  The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price of a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3.           Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4.           No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price of a series of Preferred Stock shall be made for any declared but unpaid dividends on such series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.           Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4          Adjustments to Conversion Price for Diluting Issues.

4.4.1.                                  Special Definitions.  For purposes of this Section 4, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(c)                                  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)            shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock, including for purposes of clarity shares of Common Stock issued pursuant to Subsection 1.5;

(ii)           shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)          shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors; provided, that any plan or agreement approved after the Series C Original Issue Date (or any increase of authorized shares under any plan or agreement occur after the Series C Original Issue Date) must be approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(iv)          shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security, including for purposes of clarity upon a conversion pursuant to Subsections 5A, 5B or 5C;

(v)           shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

(vi)          shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including the approval of the approval of a majority of the Preferred Directors; or

(vii)         shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the approval of a majority of the Preferred Directors; or

(viii)        shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the approval of a majority of the Preferred Directors.

4.4.2.           No Adjustment of Conversion Price.

(a)           No adjustment in the Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Series C Requisite Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(b)           No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Series B Requisite Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(c)           No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Series A Requisite Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3.           Deemed Issue of Additional Shares of Common Stock.

(a)           If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsections 4.4.4—4.4.6, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause  (b) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsections 4.4.4—4.4.6 (either because the consideration per share (determined pursuant to Subsection 4.4.7) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised after the Series C Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsections 4.4.4—4.4.6, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)           If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3IV.D.4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.           Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)           “CP2” shall mean the Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)           “CP1” shall mean the Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)           “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)           “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.                                  Adjustment of Series B Conversion Price Upon Adjustment of Series C Conversion Price Pursuant to Subsection 4.4.4.  In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3) that results in a reduction of the Series C Conversion Price pursuant Subsection 4.4.4, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined by multiplying (a) the Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock by (b) a fraction where the numerator of such fraction is the Series B Conversion Price and the denominator of such fraction is the Series C Conversion Price, in each case in effect immediately prior to such issue of Additional Shares of Common Stock.

4.4.6.                                  Adjustment of Series A Conversion Price Upon Adjustment of Series C Conversion Price Pursuant to Subsection 4.4.4.  In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3) that results in a reduction of the Series C Conversion Price pursuant Subsection 4.4.4, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined by multiplying (a) the Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock by (b) a fraction where the numerator of such fraction is the Series A Conversion Price and the denominator of such fraction is the Series C Conversion Price, in each case in effect immediately prior to such issue of Additional Shares of Common Stock.

4.4.7.                                  Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)                                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.8.                                  Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Subsections 4.4.4—4.4.6 then, upon the final such issuance, the Conversion Price of such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of the applicable series of Preferred Stock then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made to a series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.  For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the VSCA in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock that has been subject to an adjustment or readjustment a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of each series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

4.10                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                               Trigger Events.  Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “Initial Public Offering”), resulting in gross proceeds to the Corporation in excess of $50,000,000 (a “Qualified Public Offering”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2                               Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5A.                             Preferred Stock Special Mandatory Conversion.

5A.1.                   Special Mandatory Conversion.

5A.1.1. Trigger Event. In the event that any holder of shares of at least 1,000,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has sent to each holder of Preferred Stock at least ten (10) days’ written notice of, and allowed such holder to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such holder’s Pro Rata Amount, then the Applicable Portion (as defined below) of the shares of each series of Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the Conversion Price applicable to the series of Preferred Stock held by such holder in effect immediately prior to the consummation of such Qualified Financing, effective upon, subject to, and concurrently with, the consummation of the Qualified Financing.  For purposes of determining the number of shares of Preferred Stock owned by a holder, and for determining the number of Offered Securities (as defined below) a holder of Preferred Stock has purchased in a Qualified Financing, all shares of Preferred Stock held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).  Such conversion is referred to as a “Special Mandatory Conversion.”

5A.1.2. Procedural Requirements.  Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Subsection 5A.1.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5A.1.  Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the

Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Section 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5A.1.2.  As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted and a new certificate for the number of shares, if any, of Preferred Stock represented by such surrendered certificate and not converted pursuant to Subsection 5A.1.1.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5A.2.                   Definitions. For purposes of this Section 5A, the following definitions shall apply:

5A.2.1. “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

5A.2.2. “Applicable Portion” shall mean, with respect to any holder of shares of Preferred Stock, the number of shares of Preferred Stock calculated by multiplying the aggregate number of shares of Preferred Stock held by such holder immediately prior to a Qualified Financing by a fraction, the numerator of which is equal to the amount, if positive, by which such holder’s Pro Rata Amount exceeds the number of Offered Securities actually purchased by such holder in such Qualified Financing, and the denominator of which is equal to such holder’s Pro Rata Amount.

5A.2.3. “Offered Securities” shall mean the equity securities of the Corporation set aside by the Board of Directors for purchase by holders of outstanding shares of Preferred Stock in connection with a Qualified Financing and offered to such holders.

5A.2.4. “Pro Rata Amount” shall mean, with respect to any holder of Preferred Stock, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Preferred Stock owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Preferred Stock, or (b) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all holders of Preferred Stock.

5A.2.5. “Qualified Financing” shall mean any transaction or series of related transactions involving the issuance or sale of Additional Shares of Common Stock after the Series C Original Issue Date that results in at least $1,000,000 in gross proceeds to the Corporation (including by way of the conversion of any outstanding debt), other than (a) a transaction or series of related transactions that the Requisite Holders elect by written notice sent to the Corporation at least ten (10) days prior to the consummation of the transaction or initial transaction in the series of related transaction, that such transaction or series of related transactions shall not be treated as a Qualified Financing and (b) any transaction consummated pursuant to the Series C Purchase Agreement (as defined below).

6.                                      Redemption.

6.1                               General.  Unless prohibited by Virginia law governing distributions to shareholders, shares of Series C Preferred Stock shall be redeemed by the Corporation at a price equal to Series C Preference Amount (the “Series C Redemption Price”), shares of Series B Preferred Stock shall be redeemed by the Corporation at a price equal to Series B Preference Amount (the “Series B Redemption Price”) and shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to Series A Preference Amount (the “Series A Redemption Price”, together with the Series C Redemption Price and the Series B Redemption Price, as applicable, the “Redemption Price”), in three annual installments commencing not more than 60 days after receipt by the Corporation at any time on or after fifth anniversary of the Series C Original Issue Date, from the Requisite Holders, of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Virginia law governing distributions to shareholders.  The date of each such installment shall be referred to as a “Redemption Date”.  On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, as the case may be, owned by each holder, that number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s shares of such stock, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, out of funds legally available therefor and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2                               Redemption Notice.  The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 40 days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)                                 the number of shares of each series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)                                 the Redemption Date;

(c)                                  the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)                                 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3                               Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4                               Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.                                      Waiver.  Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders, unless another vote is specified herein.

9.                                      Notices.  Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the VSCA, and shall be deemed sent upon such mailing or electronic transmission.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

A.                                    Management Vested in Board.  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation, subject to any restrictions which may be set forth in these Articles of Incorporation.

B.                                    Bylaws.  Subject to Section 3 of Part D of Article IV, the Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.  Subject to Section 3 of Part D of Article IV, the shareholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation; provided however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then- outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

C.                                    Election of Directors without Written Ballot.  The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

VI.

A.                                    Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Part C of this Article VI, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

B.            Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of a signed written statement by the Indemnified Person of his or her good faith belief that he or she has met the required standard of conduct under the VSCA and an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

C.            Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.            Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

E.            Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any

Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

F.             Non-Exclusivity of Rights.  The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

G.            Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity shall be reduced by any amount such person may collect as indemnification from such other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity.

H.            Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VI; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VI.

I.             Amendment or Repeal.  Any amendment or repeal of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment or repeal.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

J.             Liability of Directors and Officers.  The liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

VII.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, shareholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

VIII.

Any action to be taken or authorized by the stockholders of the Corporation may be taken or authorized upon the vote or written concurrence of a majority, or such greater percentage as may be specified in these Articles of Incorporation, of the aggregate number of votes of each voting group entitled to be cast thereon.

IX.

Any action required or permitted by the VSCA to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice but subject to the provisions of §13.1-657B and 657D of the VSCA, if consents in writing setting forth the action so adopted or taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to adopt or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  The written consent shall bear the date on which each shareholder signed the consent and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.  Such action adopted or taken by written consent shall be effective when (i) written consents signed by the holders of shares having sufficient votes to adopt or take the action are delivered to the corporation or (ii) if an effective date is specified therein, as of such date provided such consent states the date of execution by the consenting shareholder.

X.

No holder of Preferred Stock, Common Stock or any security exercisable or convertible into shares of Preferred Stock or Common Stock shall have any statutory preemptive rights pursuant to 13.1-651 of the VSCA.  This Article X shall in no manner limit any preemptive rights granted by written contract to any shareholder of the Corporation.

XI.

The name and address of the Corporation’s incorporator is Michael Heffernan, 780 Dedham Street, Suite 800, Canton, Massachusetts 02021.

********

IN WITNESS WHEREOF, these Articles of Incorporation have been executed, on June 30, 2014.

By	/s/ Michael Heffernan
Michael Heffernan
Sole Incorporator